Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports second quarter 2022 financial results
•Record second quarter net sales of $4.7 billion, approximately 8% higher than prior year
•Organic sales growth of 8%, driven by higher selling prices, which are up by 15% on a two-year stack basis
•Reported earnings per diluted share from continuing operations (EPS) of $1.86 and adjusted EPS of $1.81
•Raw material costs up about 20% year over year; energy and transportation costs remained elevated
•Sequential improvement in segment operating margins of 200 basis points
•Share repurchases of $135 million

PITTSBURGH, July 21, 2022 – PPG (NYSE:PPG) today reported financial results for the second quarter 2022.
Second Quarter Consolidated Results

$ in millions, except EPS	2Q 2022	2Q 2021	Y-O-Y change
Net sales*	$4,691	$4,359	+8%
Net income†	$443	$431	+3%
Adjusted net income**†	$430	$465	-8%
EPS†	$1.86	$1.80	+3%
Adjusted EPS**†	$1.81	$1.94	-7%

*Components of year-over-year net sales change: higher selling prices (+12%), lower sales volumes (-4%), acquisition-related sales (+4%), unfavorable foreign currency translation (-4%)
**Detailed reconciliations of the reported to the adjusted figures are included below
†From continuing operations
Chairman and CEO Comments
Michael H. McGarry, PPG chairman and chief executive officer, commented on the quarter:

For the seventh consecutive quarter, we delivered record quarterly sales driven by our continued implementation of real-time selling price increases to fully counter inflation and we benefitted from our recent acquisitions. Our sales growth was achieved despite softening consumer demand in Europe, significant COVID-19-related demand disruptions in China and unfavorable currency translation. Our organic sales grew 8% as we continued to deliver above-market volume performance in several end-use markets, including all-time quarterly sales records in the automotive refinish coatings, PPG-Comex and traffic solutions businesses. In addition, our aerospace coatings business sales volumes grew by a double-digit percentage with strengthening momentum each month, although overall industry demand remains well below pre-pandemic levels.

Adjusted earnings per share were in-line with our April guidance, despite longer-than-expected COVID-19 restrictions in China and the unfavorable currency effects, which together impacted earnings by about 10 cents per share, as favorable business mix and strong cost management offset these headwinds versus our initial guidance. Our strong selling price realization fully offset persistent cost inflation during the second quarter, leading to higher sequential operating margins compared to the first quarter. Although still somewhat challenging, raw material and logistics availability improved throughout the quarter, and we are already experiencing further improvement in the third quarter. We finished the second quarter with order backlogs totaling more than $200 million, primarily in automotive refinish and aerospace coatings, significantly higher than historical trends.

Looking ahead, in most major regions and end-use markets underlying demand for PPG products is expected to remain solid. We anticipate strong sequential growth in Asia due to higher industrial production compared to the second quarter. Positive growth trends are generally expected to continue in North America. In Europe, we expect economic conditions to remain soft, including normal seasonal demand trends. We have already begun to implement cost mitigation actions in Europe and have contingency plans ready to deploy in the event of a broader economic slowdown. In the second half of the year, we expect several of our larger businesses, including automotive original equipment manufacturer (OEM) and aerospace coatings, to deliver strong growth due to large current supply deficits and low inventories in these end-use markets. Importantly, we expect that our sequential quarterly momentum on operating margin improvement will continue in the third quarter as we work back to our historical margins, and our adjusted earnings will increase on a year-over-year basis.

Finally, I want to thank all our global employees who continue to demonstrate The PPG Way by partnering with our customers across the world to create mutual value, providing excellent service every day.

Second Quarter 2022 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	2Q 2022	2Q 2021	% change
Net sales	$2,929	$2,749	+7%
Segment income	$446	$454	-2%
Segment income %	15.2%	16.5%
Sales volumes			-4%
Selling prices			+11%
Acquisition-related sales			+4%
Foreign currency translation			-4%

Performance Coatings net sales increased primarily due to selling price increases across all businesses and acquisition-related sales. While the unfavorable impact of supply chain disruptions decreased during the quarter, certain raw material availability and logistics bottlenecks continued to constrain coatings manufacturing in the U.S., impacting sales volumes in most businesses in the segment. As expected, demand for architectural coatings do-it-yourself products in the architectural coatings EMEA business softened due to lower consumer confidence and weaker demand related to the current geopolitical issues. Sales volumes in the U.S. architectural coatings business benefited modestly from the launch of our recently announced expanded relationship with The Home Depot® in the professional paint channel, as inventory load-in was prioritized and completed by the end of the quarter. Automotive refinish coatings organic sales grew by a low-teen-percentage with higher selling prices and strong sales volumes that continued to outpace industry growth. Aerospace coatings sales volumes were up about 10% compared to second quarter 2021 as after-market demand continued to recover. Traffic solutions delivered organic sales growth of about 15% compared to the prior year. The protective and marine coatings business was heavily impacted by the COVID-19 restrictions in China, which led to lower global sales volumes. The Tikkurila business represented most of the acquisition-related sales.

Segment income was lower than the prior year, mainly due to raw material and logistics cost inflation, unfavorable currency translation impacts, increased manufacturing costs, and lower sales volumes, which were partially offset by higher selling prices coupled with restructuring cost savings. Without the currency translation impact, segment income would have been higher than the second quarter 2021.

•Industrial Coatings segment

$ in millions	2Q 2022	2Q 2021	% change
Net sales	$1,762	$1,610	+9%
Segment income	$156	$190	-18%
Segment income %	8.9%	11.8%
Sales volumes			-3%
Selling prices			+14%
Acquisition-related sales			+3%
Foreign currency translation			-5%

Industrial Coatings net sales increased primarily due to selling price increases across all businesses and acquisition-related sales, partially offset by lower sales volumes as a result of COVID-19 restrictions in China and lower industrial activity in Europe. Automotive OEM coatings organic sales were up a high-single-digit percentage due to higher selling prices that were partially offset by lower sales volumes, as industry demand was impacted by the ongoing OEM customer component shortages and China production curtailments. Selling price increases in the automotive OEM coatings business exceeded the company average price gains. Industrial coatings organic sales were up about 10%, driven by strong selling price realization and solid sales volumes growth in the Americas, partially offset by lower demand due to pandemic-related restrictions in China and lower activity in Europe. Packaging coatings continued to deliver strong organic sales growth led by higher selling prices and continued U.S. sales volume strength. Acquisition-related sales stem from the prior year acquisitions of Wörwag, Cetelon and Tikkurila’s industrial business.

Segment income was lower than the prior year mainly due to raw material and energy cost inflation, currency translation impact, elevated operating costs in China due to COVID-19 restrictions and lower sales volumes. These were partially offset by higher selling prices and restructuring cost savings. Segment margins improved on a sequential quarterly basis compared to the first quarter of 2022.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling about $1 billion. Net debt was $6.1 billion, consistent with the end of the first quarter 2022. Working capital increased, including the effects of higher raw material costs on inventories and higher selling prices on receivables.
•Corporate expenses were about $55 million in the second quarter.

•Acquisition-related synergies and business restructuring programs delivered about $30 million of cost savings.
•The company’s reported and adjusted effective tax rates for the second quarter were about 21% and 23%, respectively.

Outlook
The company today reported the following projections for the third quarter 2022 based on current global economic activity and in consideration of the near-term economic uncertainty associated with the impact of geopolitical issues in Europe and the continuing pandemic:
•Aggregate sales volumes flat to down a low-single-digit percentage year-over-year
•Corporate expenses of $60 million to $70 million
•Net interest expense of $32 million to $35 million
•Effective tax rate of about 23%
•Reported EPS of $1.60 to $1.85
•Adjusted EPS $1.75 to $2.00, excluding amortization expense of $0.13 and costs related to previously approved and communicated business restructuring of $0.02.

A detailed commentary and associated presentation slides related to the second quarter financial information is posted on the company’s investor relations website.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for nearly 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, July 21. The company will hold a conference call to review its second quarter 2022 financial performance on July 22, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://ige.netroadshow.com/registration/q4inc/11228/ppg-2nd-quarter-earnings-call/ The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available, July 22, beginning at approximately 10:30 a.m. ET, through August 5 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 411826. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Friday, July 21, 2023.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2021 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 21, 2022, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2022		Second Quarter 2021
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$443	$1.86	$431	$1.80
Acquisition-related amortization expense	32	0.13	31	0.13
Business restructuring-related costs, net(b)	6	0.03	(15)	(0.06)
Transaction-related costs(c)	9	0.04	13	0.05
Impairment and other related (income)/charges, net(d)	(60)	(0.25)	—	—
Net tax charge related to UK statutory rate change	—	—	22	0.09
Environmental remediation charges	—	—	7	0.03
Expenses incurred due to natural disasters(e)	—	—	4	0.02
Decrease in allowance for doubtful accounts related to COVID-19	—	—	(11)	(0.05)
Income from legal settlements	—	—	(17)	(0.07)
Adjusted net income from continuing operations, excluding certain items	$430	$1.81	$465	$1.94

	Second Quarter 2022			Second Quarter 2021
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$566	$118	20.8%	$593	$160	27.0%
Acquisition-related amortization expense	42	10	24.6%	41	10	25.2%
Business restructuring-related costs, net(b)	8	2	25.7%	(19)	(4)	20.9%
Transaction-related costs(c)	6	(3)	(50.0)%	14	1	9.7%
Impairment and other related (income)/charges, net(d)	(60)	—	—%	—	—	—%
Net tax charge related to UK statutory rate change	—	—	—%	—	(22)	N/A
Environmental remediation charges	—	—	—%	10	3	24.3%
Expenses incurred due to natural disasters(e)	—	—	—%	5	1	24.3%
Decrease in allowance for doubtful accounts related to COVID-19	—	—	—%	(14)	(3)	24.7%
Income from legal settlements	—	—	—%	(22)	(5)	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$562	$127	22.6%	$608	$141	23.2%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, partially offset by releases to previously approved programs.
(c)Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs, net also include losses on the sale of certain assets, which are included in Other (income)/charges, net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.

(d)In the first quarter 2022, the Company recorded impairment and other related charges associated with the wind down of the Company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves due to the collection of certain trade receivables and recorded recoveries due to the realization of certain previously written-down inventories.
(e)In early 2021, a winter storm damaged a southern U.S. factory supporting the company's specialty coatings and materials business. Incremental expenses incurred due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Net sales	$4,691	$4,359	$8,999	$8,240
Cost of sales, exclusive of depreciation and amortization	2,954	2,629	5,652	4,861
Selling, general and administrative	982	955	1,956	1,846
Depreciation	99	96	201	186
Amortization	42	41	85	80
Research and development, net	115	107	230	209
Interest expense	38	31	68	61
Interest income	(11)	(6)	(20)	(12)
Impairment and other related (income)/charges, net	(60)	—	230	—
Business restructuring, net	—	(21)	—	(21)
Other income, net	(34)	(66)	(47)	(62)
Income before income taxes	$566	$593	$644	$1,092
Income tax expense	118	160	173	274
Income from continuing operations	448	433	471	818
Loss from discontinued operations, net of tax	(2)	—	(2)	—
Net income attributable to the controlling and noncontrolling interests	$446	$433	$469	$818
Net income attributable to noncontrolling interests	(5)	(2)	(10)	(9)
Net income (attributable to PPG)	$441	$431	$459	$809

Amounts attributable to PPG:
Income from continuing operations, net of tax	$443	$431	$461	$809
Loss from discontinued operations, net of tax	(2)	—	(2)	—
Net income (attributable to PPG)	$441	$431	$459	$809

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.87	$1.81	$1.95	$3.40
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	—
Net income (attributable to PPG)	$1.86	$1.81	$1.94	$3.40

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.86	$1.80	$1.94	$3.38
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	—
Net income (attributable to PPG)	$1.85	$1.80	$1.93	$3.38

Average shares outstanding	236.4	237.8	236.5	237.6

Average shares outstanding - assuming dilution	237.6	239.8	237.9	239.4

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Six Months Ended June 30
	2022	2021
Cash (used for)/from operating activities - continuing operations	$(136)	$581
Cash used for investing activities:
Capital expenditures	$264	$142
Business acquisitions, net of cash balances acquired	$43	$2,126
Financing activities:
Dividends paid on PPG common stock	$279	$256

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2022	2021	2021
Current assets:
Cash and cash equivalents	$931	$1,005	$1,195
Short-term investments	61	67	110
Receivables, net	3,818	3,152	3,498
Inventories	2,481	2,171	2,226
Other current assets	465	379	417
Total current assets	$7,756	$6,774	$7,446

Current liabilities:
Short-term debt and current portion of long-term debt	$325	$9	$770
Accounts payable and accrued liabilities	4,511	4,392	4,318
Current portion of operating lease liabilities	183	192	194
Restructuring reserves	146	173	206
Total current liabilities	$5,165	$4,766	$5,488

Long-term debt	$6,766	$6,572	$6,387

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2022	2021	2021
Operating Working Capital (a)	$3,081	$2,298	$2,727
As a percent of quarter sales, annualized	16.4%	13.7%	15.6%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Net sales
Performance Coatings	$2,929	$2,749	$5,499	$5,068
Industrial Coatings	1,762	1,610	3,500	3,172
Total	$4,691	$4,359	$8,999	$8,240

Segment income
Performance Coatings	$446	$454	$765	$840
Industrial Coatings	156	190	296	435
Total	$602	$644	$1,061	$1,275

Items not allocated to segments
Corporate	(55)	(52)	(107)	(104)
Interest expense, net of interest income	(27)	(25)	(48)	(49)
Impairment and other related income/(charges), net (Note A)	60	—	(230)	—
Business restructuring-related costs, net (Note B)	(8)	19	(22)	15
Transaction-related costs (Note C)	(6)	(14)	(10)	(38)
Environmental remediation charges	—	(10)	—	(26)
Expenses incurred due to natural disasters	—	(5)	—	(17)
Change in allowance for doubtful accounts related to COVID-19	—	14	—	14
Income from legal settlements	—	22	—	22
Income before income taxes	$566	$593	$644	$1,092

Note A:
In the first quarter 2022, the Company recorded impairment and other related charges associated with the wind down of the Company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves due to the collection of certain trade receivables and recorded recoveries due to the realization of certain previously written-down inventories.
Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, partially offset by releases related to previously approved programs.

Note C:
Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect disposals not classified as discontinued operations. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs also include losses on the sale of certain assets, which are included in Other income, net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
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